Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Reports Third Quarter 2021 Results

Sales of $424.8 Million vs. Prior Year of $437.5 Million

Net Income Attributable to Koppers of $10.2 Million vs. Prior Year of $75.6 Million

Adjusted EBITDA of $53.9 Million vs. Prior Year of $66.7 Million

Diluted EPS of $0.47 vs. Prior Year of $3.53; Adjusted EPS of $1.01 vs. Prior Year of $1.64

PITTSBURGH, November 4, 2021 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today reported net income attributable to Koppers for the third quarter of 2021 of $10.2 million, or $0.47 per diluted share, compared to $75.6 million, or $3.53 per diluted share, in the prior year quarter.

Adjusted net income attributable to Koppers and adjusted earnings per share (EPS) were $22.0 million and $1.01 per share for the third quarter of 2021, compared to $35.1 million and $1.64 per share in the prior year quarter, respectively.  Adjustments to pre-tax income totaled $15.1 million of net expenses for the third quarter of 2021, compared with $5.3 million of net benefits for the third quarter of 2020. The adjustments for both periods reflected non-cash effects related to LIFO adjustments and mark-to-market commodity hedging, while the prior year quarter also included costs from restructuring activities.

Consolidated sales were $424.8 million, a decrease of $12.7 million, or 2.9 percent, compared with $437.5 million in the prior year quarter.  Excluding a $1.7 million favorable impact from foreign currency changes, sales decreased by $14.4 million, or 3.3 percent, from the prior year.

The Railroad and Utility Products and Services (RUPS) business experienced lower sales and profitability than prior year, primarily driven by a continued market shortage of hardwood production for untreated crossties as well as lower volumes for utility poles, partially offset by commercial crossties and rail joints benefiting from higher activity levels.

The Performance Chemicals (PC) segment reported lower sales and profitability against record results fueled by the pandemic in the prior year quarter, primarily due to more normalized demand in residential remodeling and higher raw materials and logistics expenses.

The Carbon Materials and Chemicals (CMC) segment delivered higher sales and profitability compared with the prior year, benefiting from a favorable pricing environment attributable to strong underlying market demand along with an improved cost profile.

Throughout the third quarter of 2021, each business segment was impacted, at various degrees, by key factors such as higher input costs, raw material availability and higher transportation costs as a result of inefficiencies in the global supply chain and a tight labor market.

President and CEO Leroy Ball said, “Koppers third quarter turned out to be a microcosm of the varied challenges that many companies are dealing with as a result of the pandemic.  We believe the issues are temporary and not a material threat to achieving our long-term strategy.  Supply chain challenges and rising input costs, which exceeded our expectations going into the quarter, hampered both sales and earnings, with our RUPS segment experiencing the biggest negative impact.  In our PC segment, residential preservative demand remained soft for longer than we anticipated, limiting our ability to absorb the shortfall.  On the other hand, our CMC business performed well despite logistical and inflationary headwinds, reflecting the positive impact of our pricing actions as well as our efficient operations.  While we continue to work through supply chain bottlenecks and the various challenges of working effectively while safely navigating our workforce through COVID-19 conditions, implementing continual cost increases to the ultimate consumer is our most significant near-term objective.  We have systematically raised prices in almost all markets so far in 2021 and plan to be even more aggressive in the fourth quarter and into 2022 to ensure that we are recapturing full value for the essential products and services that we provide.”

Third Quarter Financial Performance

•

Sales for RUPS of $186.9 million decreased by $4.1 million, or 2.1 percent, compared to sales of $191.0 million in the prior year quarter.  Sales were lower than prior year, primarily driven by decreased crosstie treating volumes from Class I customers, lower volumes for U.S. utility poles and maintenance-of-way businesses, partially offset by higher activity in commercial crossties and rail joints as well as some pricing increases.  The procurement of hardwoods for crossties and poles continues to be challenging due to increased lumber demand in construction markets.  Operating loss was $0.7 million, or 0.4 percent, compared with operating profit of $15.0 million, or 7.9 percent, in the prior year quarter.  The year-over-year decline reflects a LIFO expense in the current year quarter compared with a LIFO benefit in the prior year period.  Adjusted EBITDA was $10.7 million, or 5.7 percent, in the third quarter, compared with $18.5 million, or 9.7 percent, in the prior year quarter.  Profitability was unfavorably impacted by lower untreated crosstie purchases and lower maintenance-of-way activity levels, which resulted in reduced capacity utilization and higher raw material costs, partially offset by pricing increases.

•

Sales for PC of $115.2 million decreased by $32.7 million, or 22.1 percent, compared to sales of $147.9 million in the prior year quarter.  Excluding a favorable impact from foreign currency changes of $1.5 million, sales decreased by $34.2 million, or 23.1 percent, from the prior year quarter.  The decrease in sales was primarily due to lower volumes of preservatives in North America as wood treaters continued to closely manage inventory levels given high lumber prices and consumer spending shifted from home remodel and repairs to other discretionary categories, partly offset by pricing increases for copper-based preservatives in certain regions.  Operating profit was $11.6 million, or 10.1 percent, compared with $30.4 million, or 20.6 percent, in the prior year quarter.  The decline includes an unrealized loss associated with copper swap contracts in the current year quarter compared with an unrealized gain from those contracts included in the prior year period.  Adjusted EBITDA for the third quarter was $20.2 million, or 17.5 percent, compared with $31.5 million, or 21.3 percent, in the prior year quarter.  The profitability was lower than prior year due to lower volumes as well as higher raw material and logistics costs, partially offset by certain pricing increases.

•

Sales for CMC totaling $122.7 million increased by $24.1 million, or 24.4 percent, compared to sales of $98.6 million in the prior year quarter. Sales benefited from higher pricing for carbon pitch, carbon black feedstock and phthalic anhydride, partially offset by lower volumes of carbon pitch in certain regions.  Operating profit was $14.9 million, or 12.1 percent, compared with $13.7 million, or 13.9 percent, in the prior year quarter.  Adjusted EBITDA was $22.5 million, or 18.3 percent, in the third quarter, compared with $16.5 million, or 16.7 percent, in the prior year quarter.  The increase in profitability was primarily due to favorable pricing and operational efficiencies, partially offset by higher raw material costs.

•

Operating profit was $24.6 million, or 5.8 percent, compared with $58.6 million, or 13.4 percent, in the prior year quarter.  Adjusted EBITDA was $53.9 million, or 12.7 percent, compared with $66.7 million, or 15.2 percent, in the prior year quarter.  Operating profit margin and adjusted EBITDA margin are calculated as a percentage of GAAP sales.

•

Net income attributable to Koppers was $10.2 million, compared to $75.6 million in the prior year quarter, which included $36.4 million from discontinued operations.  Adjusted net income was $22.0 million for the third quarter, compared to $35.1 million in the prior year quarter.

•	Diluted EPS was $0.47, compared to $3.53 per diluted share in the prior year quarter. Adjusted EPS for the quarter was $1.01, compared with $1.64 for the prior year period.

•

Capital expenditures for the nine months ended September 30, 2021, were $87.6 million, compared with $43.8 million for the prior year period.  Net of insurance proceeds and cash provided from asset sales, capital expenditures were $78.7 million for the current year period, compared with $43.1 million for the prior year period, which excludes $78.1 million of proceeds from the sale of discontinued operations.  The year-over-year increase is consistent with the company’s projections for net capital investments in 2021, primarily driven by growth and productivity projects.

•

At September 30, 2021, total debt was $807.2 million and, net of cash and cash equivalents, the net debt was $762.3 million, compared with total debt of $775.9 million and net debt of $737.4 million at December 31, 2020.  Compared to December 31, 2020, total debt was higher by $31.3 million and net debt was higher by $24.9 million, which reflect increased credit facility borrowings.  Due to higher year-over-year adjusted EBITDA for the twelve months ended September 30, 2021, the net leverage was 3.4 at September 30, 2021, compared with 3.5 at December 31, 2020.

2021 Outlook

Koppers remains committed to driving improvements through the execution of its strategic initiatives and making continued progress toward its long-term financial goals.  Based on current global economic activity and in consideration of the near-term economic uncertainty associated with the pandemic, the company expects that 2021 sales will be approximately $1.7 billion.  By comparison, sales were $1.67 billion in 2020, excluding Koppers (Jiangsu) Carbon Chemical Company Limited, which was sold on September 30, 2020.  Koppers expects adjusted EBITDA will be approximately $220 million for 2021, compared with $211.0 million in the prior year.

The effective tax rate for adjusted net income in 2021 is projected to be approximately 27 percent, compared to the tax rate in 2020, excluding certain income tax effects relating to non-recurring items, of 20.1 percent.  The higher 2021 tax rate is primarily due to benefits in the prior year related to the federal Coronavirus Aid, Relief, and Economic Security Act and other tax regulations that are not expected to continue in 2021.  Accordingly, the 2021 adjusted EPS is forecasted to be approximately $4.12, compared with adjusted EPS of $4.12 in the prior year.  The higher tax rate anticipated in 2021 is estimated to have a negative impact on adjusted EPS of approximately $0.40 compared to the prior year.

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception.  Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures.  These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to predict in advance in order to include in a GAAP estimate and may be significant.

Koppers expects to invest $115 million to $120 million in capital expenditures in 2021.  Net of cash received from the sale of closed properties and property insurance recoveries, Koppers expects its net investment in capital expenditures to be $80 million to $85 million.

Commenting on the forecast, Mr. Ball said, “Higher uncovered costs and global macro supply chain inefficiencies combined to chip away at third quarter profitability. While these issues are not unique to Koppers, we are actively addressing them by implementing historic price increases in certain relevant business segments beyond the modest increases already made earlier this year.  We believe that nagging supply chain issues related to unexplained production delays, clogged ports, rail delays and inefficiency, and trucking shortages will continue into next year.  As such, we are deploying a number of measures to mitigate future short-term disruptions. Those measures, plus over $50 million in 2022 annualized price increases, should keep us solidly on the path of growing EBITDA by almost one third to $300 million by 2025.”

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s results for the quarter.  Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast toll free by dialing 1-833-366-1128 in the United States and Canada, or 1-412-902-6774 for international, Conference ID number 10161343. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration.  The conference call will be broadcast live on www.koppers.com and can also be accessed here.

An audio replay will be available approximately two hours after the completion of the call at 1-877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 1-412-317-0088 for international, Conference ID number 10161343. The recording will be available for replay through February 3, 2022.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."

For more information, visit: www.koppers.com. Inquiries from the media should be directed to Ms. Jessica Franklin at 412-227-2025.  Inquiries from the investment community should be directed to Mr. Michael Zugay at 412-227-2231 or Ms. Quynh McGuire at 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Koppers believes that EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of EBITDA to Adjusted EBITDA by Segment; Unaudited Reconciliation of Operating Profit to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA on a Latest Twelve Month Basis.

For the company’s guidance, adjusted EBITDA and adjusted EPS exclude restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments.  As described above, the forecast amounts for these items cannot be reasonably estimated due to their nature but may be significant.  For that reason, the company is unable to provide GAAP estimates at this time.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; existing and future adverse effects as a result of the coronavirus (COVID-19) pandemic; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

AND COMPREHENSIVE (LOSS) INCOME

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$424.8	$437.5	$1,273.3	$1,276.0
Cost of sales	348.9	329.8	1,012.1	1,004.8
Depreciation and amortization	13.4	12.9	43.4	39.7
Gain on sale of assets	0.0	0.0	(7.8)	0.0
Impairment and restructuring charges	0.1	1.6	2.2	5.5
Selling, general and administrative expenses	37.8	34.6	110.6	104.1
Operating profit	24.6	58.6	112.8	121.9
Other income, net	0.9	0.9	2.7	1.9
Interest expense	10.2	11.8	30.5	38.6
Income from continuing operations before income taxes	15.3	47.7	85.0	85.2
Income tax provision	4.8	8.6	22.4	14.8
Income from continuing operations	10.5	39.1	62.6	70.4
Income (loss) from discontinued operations, net of tax benefit of $0.0, $0.4, $0.0 and $1.4	0.0	0.6	0.1	(3.8)
(Loss) gain on sale of discontinued operations, net of tax benefit (expense) of $0.2, $(8.3), $0.3, $(8.3)	(0.5)	35.8	0.0	35.8
Net income	10.0	75.5	62.7	102.4
Net loss attributable to noncontrolling interests	(0.2)	(0.1)	(0.3)	(1.0)
Net income attributable to Koppers	$10.2	$75.6	$63.0	$103.4
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$0.50	$1.86	$2.96	$3.37
Discontinued operations	(0.02)	1.73	0.01	1.56
Earnings per basic common share	$0.48	$3.59	$2.97	$4.93
Diluted -
Continuing operations	$0.49	$1.83	$2.87	$3.33
Discontinued operations	(0.02)	1.70	0.00	1.55
Earnings per diluted common share	$0.47	$3.53	$2.87	$4.88
Comprehensive (loss) income	$(17.4)	$103.3	$45.7	$125.9
Comprehensive (loss) income attributable to noncontrolling interests	(0.2)	0.9	(0.2)	(0.1)
Comprehensive (loss) income attributable to Koppers	$(17.2)	$102.4	$45.9	$126.0
Weighted average shares outstanding (in thousands):
Basic	21,322	21,047	21,253	20,968
Diluted	21,947	21,380	21,949	21,227

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions, except per share amounts)

	September 30, 2021	December 31, 2020
Assets
Cash and cash equivalents, including restricted cash	$44.9	$38.5
Accounts receivable, net of allowance of $3.3 and $2.6	198.5	175.1
Inventories, net	295.1	295.8
Derivative contracts	51.9	38.5
Other current assets	23.8	16.6
Total current assets	614.2	564.5
Property, plant and equipment, net	460.9	409.1
Operating lease right-of-use assets	95.2	102.5
Goodwill	296.1	297.8
Intangible assets, net	135.6	149.8
Deferred tax assets	16.5	18.4
Non-current derivative contracts	10.4	31.9
Other assets	23.3	24.6
Total assets	$1,652.2	$1,598.6
Liabilities
Accounts payable	$159.9	$154.1
Accrued liabilities	80.7	106.7
Current operating lease liabilities	21.6	21.2
Current maturities of long-term debt	4.6	10.1
Total current liabilities	266.8	292.1
Long-term debt	802.6	765.8
Accrued postretirement benefits	44.6	46.2
Deferred tax liabilities	20.3	21.3
Operating lease liabilities	73.8	81.3
Other long-term liabilities	43.6	45.9
Total liabilities	1,251.7	1,252.6
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 23,993,214 and 23,688,347 shares issued	0.2	0.2
Additional paid-in capital	246.2	234.1
Retained earnings	278.8	215.8
Accumulated other comprehensive loss	(33.0)	(15.9)
Treasury stock, at cost, 2,686,899 and 2,589,803 shares	(95.8)	(92.5)
Total Koppers shareholders’ equity	396.4	341.7
Noncontrolling interests	4.1	4.3
Total equity	400.5	346.0
Total liabilities and equity	$1,652.2	$1,598.6

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	Nine Months Ended September 30,
	2021	2020
Cash provided by (used in) operating activities:
Net income	$62.7	$102.4
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	43.4	39.7
Stock-based compensation	9.8	8.5
Change in derivative contracts	2.7	(4.2)
Non-cash interest expense	2.0	2.0
Gain on sale of assets	(7.8)	(35.8)
Insurance proceeds	(3.6)	(0.7)
Deferred income taxes	1.0	(3.2)
Change in other liabilities	3.8	(0.5)
Other - net	2.6	1.8
Changes in working capital:
Accounts receivable	(26.7)	(35.3)
Inventories	(4.2)	31.3
Accounts payable	7.7	(43.6)
Accrued liabilities	(29.4)	6.7
Other working capital	(4.4)	(3.6)
Net cash provided by operating activities	59.6	65.5
Cash (used in) provided by investing activities:
Capital expenditures	(87.6)	(43.8)
Insurance proceeds received	3.6	0.7
Cash provided by sale of assets	5.3	78.1
Net cash (used in) provided by investing activities	(78.7)	35.0
Cash provided by (used in) financing activities:
Net increase (decrease) in credit facility borrowings	37.1	(85.6)
Repayments of long-term debt	(7.6)	(7.5)
Issuances of Common Stock	2.1	0.8
Repurchases of Common Stock	(3.3)	(1.2)
Payment of debt issuance costs	0.0	(0.2)
Net cash provided by (used in) financing activities	28.3	(93.7)
Effect of exchange rate changes on cash	(2.8)	(0.3)
Change in cash and cash equivalents of discontinued operations held for sale	0.0	0.7
Net increase in cash and cash equivalents	6.4	7.2
Cash and cash equivalents at beginning of period	38.5	32.3
Cash and cash equivalents at end of period	$44.9	$39.5
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	$23.2	$23.6
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$10.7	$5.9
Supplemental disclosure of cash flow information:
Non-cash investing activities
Accrued capital expenditures	$8.6	$3.7

UNAUDITED SEGMENT INFORMATION

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$186.9	$191.0	$574.3	$590.9
Performance Chemicals	115.2	147.9	384.4	396.4
Carbon Materials and Chemicals(1)	122.7	98.6	314.6	288.7
Total	$424.8	$437.5	$1,273.3	$1,276.0
Operating profit (loss):
Railroad and Utility Products and Services	$(0.7)	$15.0	$12.3	$40.4
Performance Chemicals	11.6	30.4	65.1	67.1
Carbon Materials and Chemicals(2)	14.9	13.7	39.1	15.9
Corporate Unallocated	(1.2)	(0.5)	(3.7)	(1.5)
Total	$24.6	$58.6	$112.8	$121.9
Operating profit margin:
Railroad and Utility Products and Services	-0.4%	7.9%	2.1%	6.8%
Performance Chemicals	10.1%	20.6%	16.9%	16.9%
Carbon Materials and Chemicals	12.1%	13.9%	12.4%	5.5%
Total	5.8%	13.4%	8.9%	9.6%
Adjusted EBITDA(3):
Railroad and Utility Products and Services	$10.7	$18.5	$39.1	$55.1
Performance Chemicals	20.2	31.5	82.5	77.7
Carbon Materials and Chemicals	22.5	16.5	51.5	30.6
Corporate Unallocated	0.5	0.2	1.6	0.5
Total	$53.9	$66.7	$174.7	$163.9
Adjusted EBITDA margin(4):
Railroad and Utility Products and Services	5.7%	9.7%	6.8%	9.3%
Performance Chemicals	17.5%	21.3%	21.5%	19.6%
Carbon Materials and Chemicals	18.3%	16.7%	16.4%	10.6%
Total	12.7%	15.2%	13.7%	12.8%

(1)	Net sales excludes KJCC revenue of $8.8 million and $31.6 million for the three and nine months ended September 30, 2020, respectively.
(2)	Operating profit (loss) excludes KJCC amounts of $0.3 million and $(5.0) million for the three and nine months ended September 30, 2020, respectively.
(3)	The tables below describe the adjustments to EBITDA for the three and nine months ended September 30, 2021 and 2020, respectively.
(4)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income	$10.0	$75.5	$62.7	$102.4
Interest expense	10.2	11.8	30.5	38.6
Depreciation and amortization	13.4	12.9	43.4	39.7
Depreciation in impairment and restructuring charges	0.7	1.3	0.7	2.0
Income tax provision	4.8	8.6	22.4	14.8
Discontinued operations	0.5	(36.4)	(0.1)	(32.0)
EBITDA with noncontrolling interests	39.6	73.7	159.6	165.5
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure (benefits) costs	(0.7)	1.9	(3.5)	11.4
Non-cash LIFO expense (benefit)	10.6	(5.0)	15.8	(8.8)
Mark-to-market commodity hedging losses (gains)	4.4	(3.9)	2.8	(4.2)
Total adjustments	14.3	(7.0)	15.1	(1.6)
Adjusted EBITDA	$53.9	$66.7	$174.7	$163.9

UNAUDITED RECONCILIATION OF EBITDA TO ADJUSTED EBITDA BY SEGMENT

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
EBITDA with noncontrolling interests:
Railroad and Utility Products and Services	$3.8	$20.9	$27.3	$56.3
Performance Chemicals	15.8	35.4	79.7	81.9
Carbon Materials and Chemicals	19.5	17.2	51.0	26.8
Corporate unallocated	0.5	0.2	1.6	0.5
Total EBITDA with noncontrolling interests	$39.6	$73.7	$159.6	$165.5
Adjusted EBITDA:
Railroad and Utility Products and Services	$10.7	$18.5	$39.1	$55.1
Performance Chemicals	20.2	31.5	82.5	77.7
Carbon Materials and Chemicals	22.5	16.5	51.5	30.6
Corporate unallocated	0.5	0.2	1.6	0.5
Total Adjusted EBITDA	$53.9	$66.7	$174.7	$163.9
Adjusted EBITDA margin as a percentage of GAAP sales:
Railroad and Utility Products and Services	5.7%	9.7%	6.8%	9.3%
Performance Chemicals	17.5%	21.3%	21.5%	19.6%
Carbon Materials and Chemicals	18.3%	16.7%	16.4%	10.6%
Total Adjusted EBITDA margin	12.7%	15.2%	13.7%	12.8%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three Months Ended September 30, 2021
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$(0.7)	$11.6	$14.9	$(1.2)	$24.6
Other income (loss)	(0.8)	0.1	(0.1)	1.7	0.9
Depreciation and amortization	5.3	4.1	4.0	0.0	13.4
Depreciation in impairment and restructuring charges	0.0	0.0	0.7	0.0	0.7
EBITDA with noncontrolling interest	$3.8	$15.8	$19.5	$0.5	$39.6
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure benefits	(0.6)	0.0	(0.1)	0.0	(0.7)
Non-cash LIFO expense	7.5	0.0	3.1	0.0	10.6
Mark-to-market commodity hedging losses	0.0	4.4	0.0	0.0	4.4
Adjusted EBITDA	$10.7	$20.2	$22.5	$0.5	$53.9
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	20.0%	37.8%	42.1%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three Months Ended September 30, 2020
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$15.0	$30.4	$13.7	$(0.5)	$58.6
Other income (loss)	(0.3)	0.7	(0.2)	0.7	0.9
Depreciation and amortization	4.9	4.3	3.7	0.0	12.9
Depreciation in impairment and restructuring charges	1.3	0.0	0.0	0.0	1.3
EBITDA with noncontrolling interest	$20.9	$35.4	$17.2	$0.2	$73.7
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure costs	0.5	0.0	1.4	0.0	1.9
Non-cash LIFO benefit	(2.9)	0.0	(2.1)	0.0	(5.0)
Mark-to-market commodity hedging gains	0.0	(3.9)	0.0	0.0	(3.9)
Adjusted EBITDA	$18.5	$31.5	$16.5	$0.2	$66.7
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	27.8%	47.4%	24.8%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Nine Months Ended September 30, 2021
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$12.3	$65.1	$39.1	$(3.7)	$112.8
Other income (loss)	(1.9)	1.0	(1.7)	5.3	2.7
Depreciation and amortization	16.9	13.6	12.9	0.0	43.4
Depreciation in impairment and restructuring charges	0.0	0.0	0.7	0.0	0.7
EBITDA with noncontrolling interest	$27.3	$79.7	$51.0	$1.6	$159.6
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure (benefits) costs	1.6	0.0	(5.1)	0.0	(3.5)
Non-cash LIFO expense	10.2	0.0	5.6	0.0	15.8
Mark-to-market commodity hedging losses	0.0	2.8	0.0	0.0	2.8
Adjusted EBITDA	$39.1	$82.5	$51.5	$1.6	$174.7
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	22.6%	47.7%	29.8%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Nine Months Ended September 30, 2020
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$40.4	$67.1	$15.9	$(1.5)	$121.9
Other income (loss)	(0.9)	1.6	(0.8)	2.0	1.9
Depreciation and amortization	14.8	13.2	11.7	0.0	39.7
Depreciation in impairment and restructuring charges	2.0	0.0	0.0	0.0	2.0
EBITDA with noncontrolling interest	$56.3	$81.9	$26.8	$0.5	$165.5
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure costs	4.0	0.0	7.4	0.0	11.4
Non-cash LIFO benefit	(5.2)	0.0	(3.6)	0.0	(8.8)
Mark-to-market commodity hedging gains	0.0	(4.2)	0.0	0.0	(4.2)
Adjusted EBITDA	$55.1	$77.7	$30.6	$0.5	$163.9
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	33.7%	47.6%	18.7%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income attributable to Koppers	$10.2	$75.6	$63.0	$103.4
Adjustments to arrive at adjusted net income:
Impairment, restructuring and plant closure costs (benefits)	0.1	3.6	(2.2)	14.8
Non-cash LIFO expense (benefit)	10.6	(5.0)	15.8	(8.8)
Mark-to-market commodity hedging losses (gains)	4.4	(3.9)	2.8	(4.2)
Total adjustments	15.1	(5.3)	16.4	1.8
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	(3.6)	1.3	(3.7)	(0.4)
Noncontrolling interest	(0.2)	(0.1)	(0.3)	(1.0)
Effect on adjusted net income	11.3	(4.1)	12.4	0.4
Adjusted net income including discontinued operations	21.5	71.5	75.4	103.8
Discontinued operations	0.5	(36.4)	(0.1)	(32.0)
Adjusted net income attributable to Koppers	$22.0	$35.1	$75.3	$71.8

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Income from continuing operations attributable to Koppers	$10.7	$39.1	$62.9	$70.6
Net income attributable to Koppers	$10.2	$75.6	$63.0	$103.4
Adjusted net income attributable to Koppers	$22.0	$35.1	$75.3	$71.8
Denominator for diluted earnings per share (in thousands)	21,947	21,380	21,949	21,227
Earnings per share:
Diluted earnings per share - continuing operations	$0.49	$1.83	$2.87	$3.33
Diluted earnings per share - net income	$0.47	$3.53	$2.87	$4.88
Adjusted earnings per share	$1.01	$1.64	$3.43	$3.38

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO

(In millions)

	Twelve Months Ended
	September 30, 2021	December 31, 2020	September 30, 2020
Total Debt	$807.2	$775.9	$809.8
Less: Cash	44.9	38.5	39.5
Net Debt	$762.3	$737.4	$770.3
Adjusted EBITDA	$221.8	$211.0	$203.7
Net Leverage Ratio	3.4	3.5	3.8

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

ON A LATEST TWELVE MONTH BASIS

(In millions)

	Twelve Months Ended
	September 30, 2021	December 31, 2020	September 30, 2020
Net income	$81.3	$121.0	$119.5
Interest expense	40.8	48.9	52.9
Depreciation and amortization	58.5	56.1	54.4
Income tax provision	28.6	21.0	8.1
Discontinued operations, net of tax	(0.1)	(31.9)	(30.6)
EBITDA	209.1	215.1	204.3
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure costs	0.9	15.7	16.8
Non-cash LIFO expense (benefit)	11.0	(13.7)	(9.2)
Mark-to-market commodity hedging gains	(2.3)	(9.2)	(8.2)
Pension settlement	0.1	0.1	0.0
Discretionary incentive	3.0	3.0	0.0
Adjusted EBITDA with noncontrolling interests	$221.8	$211.0	$203.7